Nine Months Ended         Three Months Ended
                            September 30               September 30
                           1997        1996           1997         1996
Primary

Average number of
  common shares
  outstanding            18,121,209  18,063,133    18,129,647    18,075,159
Dilutive stock
  options outstanding       51,024       40,108        60,188        41,914
Average number of
  common and common
  equivalent shares     18,172,233   18,103,242    18,189,835    18,117,073

Net earnings appli-
  cable to common
  stock and common
  stock equivalents     $6,468,000  $13,371,000   $(3,337,000)   $3,443,000

Primary earnings
  per share                  $0.36        $0.74        $(0.18)        $0.19